Exhibit 12(a)

September 19, 2003

W&R Target Funds, Inc.
6300 Lamar Avenue
Shawnee Mission, Kansas 66202

Advantus Series Fund, Inc.
400 Robert Street North
St. Paul, MN 55101

Ladies and Gentlemen:

     We have acted as counsel to Advantus Series Fund, Inc., a Minnesota corporation (“Advantus Fund”), in connection with the acquisition of all of the assets of each separately managed series of Advantus Fund set forth under the heading “Target Funds” on Schedule A and Schedule B attached hereto (each a “Target Fund”), by each corresponding separately managed series of W&R Target Funds, Inc. (“W&R Funds”) set forth under the heading “Acquiring Funds” on Schedules A and B (each an “Acquiring Fund”), pursuant to an Agreement and Plan of Reorganization dated as of August 7, 2003, and amended as of September 19, 2003, (the “Agreement”), by and between W&R Funds on behalf of each Acquiring Fund and Advantus Fund on behalf of each Target Fund. Unless otherwise provided herein, capitalized terms used in this opinion shall have the same meaning as set forth in the Agreement.

     You have requested our opinion concerning certain federal income tax consequences of the transfer of the Assets of each Target Fund in exchange solely for shares of the corresponding Acquiring Fund and its assumption of the Target Fund’s Liabilities and the distribution of such shares to the Shareholders upon liquidation of the Target Fund, all pursuant to the Agreement (the “Reorganizations;” each a “Reorganization”). In this regard we have examined (1) the Agreement, (2) the Registration Statement on Form N-14 (including, but not limited to, the Prospectus and Proxy Statement included therein) filed with the Securities and Exchange Commission on or about June 26, 2003 and bearing SEC File No. 333-106545, and (3) such other documents and records as we consider necessary in order to render this opinion.

W&R Target Funds, Inc.
Advantus Series Fund, Inc.
September 19, 2003

     Pursuant to the Agreement, all of the Assets of each Target Fund will be exchanged solely for the corresponding Acquiring Fund’s assumption of the Target Fund’s Liabilities and Acquiring Fund Shares having an aggregate net asset value equal to the net value of those Assets. All Acquiring Fund Shares then held by each Target Fund, representing all of the assets of the Target Fund, will be distributed to its Shareholders pursuant to the Agreement in a liquidating distribution, and all of the outstanding shares of each Target Fund at the Effective Time will be cancelled on the books of the Target Fund. In the distribution, each Shareholder will receive Acquiring Fund Shares with a net asset value equal at the Effective Time to the net asset value of the Shareholder’s Target Fund Shares as of such time.

     In approving the Agreement, the Board considered, as more fully discussed in the Registration Statement, that the investment objectives and strategies of each Target Fund and corresponding Acquiring Fund are similar, that each Reorganization will result in the Acquiring Fund having a larger asset base, that there will be greater and broader distribution opportunities for the combined funds, and that Advantus Capital Management, Inc., and not Target Fund shareholders, will be responsible for payment of expenses related to the Reorganizations.

     Our opinion is based upon existing law and currently applicable Treasury Regulations, currently published administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures and judicial decisions, all of which are subject to change prospectively and retroactively. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

     Based on the Agreement, the other documents referred to herein, the facts and assumptions stated above, as well as representations made by Advantus Fund in a Certificate dated September 19, 2003, representations made by W&R Funds in a Certificate dated September 19, 2003, the provisions of the Code and judicial and administrative interpretations as in existence on the date hereof, it is our opinion that each of the Reorganizations listed on Schedule A hereto will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code, that each of the Reorganizations listed on Schedule B hereto will constitute a reorganization within the meaning of Section 368(a)(1)(D) of the Code, and that each Acquiring Fund and each Target Fund will be “a party to a reorganization” within the meaning of Section 368(b) of the Code.

     On the basis of the foregoing opinion that each of the Reorganizations will constitute a reorganization within the meaning of Section 368 of the Code, it is further our opinion that:

W&R Target Funds, Inc.
Advantus Series Fund, Inc.
September 19, 2003

     (i)  Each Target Fund will recognize no gain or loss on the transfer of its Assets to the corresponding Acquiring Fund in exchange solely for Acquiring Fund Shares and the Acquiring Fund’s assumption of the Target Fund’s Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Fund Shares;

     (ii)  Each Acquiring Fund will recognize no gain or loss on its receipt of the corresponding Target Fund’s Assets in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Target Fund’s Liabilities;

     (iii)  Each Acquiring Fund’s basis in each corresponding Target Fund’s Asset will be the same as the Target Fund’s basis therein immediately before their Reorganization, and each Acquiring Fund’s holding period for each such Asset will include the Target Fund’s holding period therefor;

     (iv)  A Shareholder will recognize no gain or loss on the exchange of all of its Target Fund Shares solely for Acquiring Fund Shares pursuant to a Reorganization. Shareholders subject to taxation will recognize income upon receipt of any net investment income or net capital gains of a Target Fund which are distributed by the Target Fund prior to the Closing;

     (v)  A Shareholder’s aggregate basis in the Acquiring Fund Shares to be received by it in a Reorganization will be the same as the aggregate basis in its Target Fund Shares surrendered in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include its holding period for those Target Fund Shares, provided that the Target Fund Shares were held as capital assets at the Effective Time; and

     (vi)  Each Acquiring Fund will succeed to and take into account the items of the corresponding Target Fund described in Section 381(c) of the Code. Each Acquiring Fund will take these items into account subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the Regulations thereunder.

     The foregoing opinion is being furnished to you solely for your benefit in connection with the Reorganizations and may not be relied upon by, nor may copies be delivered to, any person without our prior written consent. Our opinion is limited to the matters expressly addressed above. No opinion is expressed and none should be inferred as to any other matter. Specifically, no opinion is expressed as to the effect of the Reorganizations on any Acquiring Fund, Target Fund, or Shareholder with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

W&R Target Funds, Inc.
Advantus Series Fund, Inc.
September 19, 2003

     We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form N-14.

Very truly yours,

/s/ DORSEY & WHITNEY LLP
BJS/WRG

Schedule A

Target Funds	Acquiring Funds

Advantus Capital Appreciation Portfolio	W&R Growth Portfolio
Advantus Growth Portfolio	W&R Growth Portfolio
Advantus Core Equity Portfolio	W&R Core Equity Portfolio
Advantus Small Company Growth Portfolio	W&R Small Cap Portfolio
Advantus Asset Allocation Portfolio	W&R Balanced Portfolio
Advantus Value Stock Fund	W&R Value Portfolio

Schedule B

Target Fund	Acquiring Fund

Advantus Asset Allocation Portfolio	W&R Balanced Portfolio
Advantus Value Stock Portfolio	W&R Value Portfolio